Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization

ARB, Inc.	California

ARB Structures, Inc.	California

Onquest, Inc.	California

Cardinal Contractors, Inc.	Florida

Cardinal GP, Inc.	Texas

Cardinal Mechanical, LP	Texas

Pipeline Trenching, LP	Nevada

ARB International Ltd.	Bermuda

ARB Ecuador Ltda	Ecuador

ARB Chile	Chile

Onquest Heaters, Inc.	Delaware

Born Heaters Canada	Alberta, Canada

Stellaris, LLC	Nevada

The subsidiaries do not conduct business under any names other than those set forth above.